UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2021

STAR EQUITY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35947	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 Forest Ave., Suite 101,

Old Greenwich, CT, 06870

(Address of principal executive offices, including zip code)

203-489-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRR	NASDAQ Global Market
Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share	STRRP	NASDAQ Global market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2021, David J. Noble and Star Equity Holdings, Inc. (the “Company”) entered into an amendment to Mr. Noble’s Employment Agreement (the “Noble Amendment”) pursuant to which Mr. Noble resigned from his position of Chief Operating Officer of the Company, effective January 1, 2022. This resignation was not the result of any dispute or disagreement between Mr. Noble and the Company. Mr. Noble will remain with the Company in his current position as Chief Financial Officer. The foregoing summary is qualified in its entirety by reference to the Noble Amendment attached hereto as Exhibit 10.1 and incorporated by reference.

On December 16, 2021, Richard K. Coleman, Jr. and the Company entered into an Employment Agreement (the “Coleman Agreement”), pursuant to which the Company hired Mr. Coleman to serve as the Company’s Chief Operating Officer, effective January 1, 2022 (the “Effective Date”). The Company announced Mr. Coleman’s employment by press release on December 20, 2021.

Prior to being named Chief Operating Officer of the Company, Mr. Coleman, age 65, served in a variety of senior executive roles, including President, CEO, and director of Command Center Inc., a provider of flexible on-demand employment solutions; President, CEO, and director of Crossroads Systems, Inc., a global provider of data archive solutions; CEO of Vroom Technologies Inc.; Chief Operating Officer of MetroNet Communications; and President of US West Long Distance. He also has held significant officer-level positions with Frontier Communications, Centex Telemanagement, and Sprint Communications. Mr. Coleman began his career as an Air Force Telecommunications Officer managing Department of Defense R&D projects. He has also served as an adjunct professor for Regis University’s graduate management program and is a guest lecturer for Denver University’s Pioneer Leadership Program, focusing on leadership and ethics. Coleman holds a master’s degree in Business Administration from Golden Gate University and is a graduate of the United States Air Force Communications System Officer School. He holds a Bachelor of Science Degree from the United States Air Force Academy and also has completed leadership, technology, and marketing programs at Kansas University, UCLA, and Harvard Business School.

Pursuant to the terms of the Coleman Agreement, Mr. Coleman will be paid a base salary of $300,000 per year, and will participate in the Company’s Annual Executive Incentive Plan with a target of 50% of base salary. In addition, Mr. Coleman will receive an annual equity award in the form of restricted stock units (the “RSUs”). Mr. Coleman will receive an initial RSU grant of $100,000 as of the Effective Date, which shall vest over three years. For 2022 and later years, the annual award of RSUs shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Board”). Mr. Coleman will also participate in the Company’s benefits programs available to its other employees, including the Company’s 401(k) Retirement Plan. The Company will match 25% of Mr. Coleman’s first 6% contributed to the Company’s 401(k) Retirement Plan, with a max of $2,500 per year.

There are no arrangements or understandings between Mr. Coleman and any other persons pursuant to which he was selected as Chief Operating Officer. There are no family relationships between Mr. Coleman and any director or executive officer of the Company, and he has no indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing summary is qualified in its entirety by reference to the Coleman Agreement attached hereto as Exhibit 10.2 and incorporated by reference.

Item 8.01. Other Events.

On December 20, 2021, the Company issued a press release announcing the Coleman Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

Exhibit	Description
10.1	Amendment to Employment Agreement, dated December 22, 2021, between Star Equity Holdings, Inc. and David J. Noble.

10.2	Employment Agreement, dated December 16, 2021, between Star Equity Holdings, Inc. and Richard K. Coleman.

99.1	Press Release.

104	Cover Page Interactive Data (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Equity Holdings, Inc.

Date: December 22, 2021	By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Executive Chairman